Contact:	Claudia San Pedro
Vice President of Investor Relations
and Brand Strategies
(405)225-4846

SONIC REPORTS FIRST QUARTER 2010 RESULTS

Company to Present at Upcoming Cowen Conference

OKLAHOMA CITY (January 5, 2010) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the first fiscal quarter ended November 30, 2009.  Key elements of the company's first quarter report included:

•	Net income per diluted share totaled $0.10 versus $0.12 in the year-earlier quarter;

•	System-wide same-store sales declined 6.5% for the first quarter; same-store sales at partner drive-ins (those in which the company owns a majority interest) declined 9.1% in the quarter; and

•	System-wide new drive-in openings totaled 25 for the quarter compared with 39 in the first quarter last year; franchise drive-in openings totaled 22 versus 34 in the same period last year.

"Our results for the first quarter of fiscal 2010 continued to reflect a very challenging operating environment," said Clifford Hudson, Chairman and Chief Executive Officer. "The significant level of unemployment and its impact on consumer spending, combined with increased competition for value menu offerings, have negatively affected sales for the industry and for the Sonic system.

"Clearly, consumers are focused on price, and in the immediate term we will continue to respond to these needs with value-oriented offerings," Hudson added.  "At the same time, we will work in 2010 to define value in a uniquely Sonic way by improving our overall value equation for consumers, which emphasizes not only price but also high-quality food and a distinctive customer service experience.  This initiative to elevate our brand will touch all aspects of the Sonic experience and be sustained on a long-term basis."

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Income Statement Overview
For the first quarter ended November 30, 2009, revenues declined 26% to $136.5 million from $184.1 million in the year-earlier period, reflecting primarily the impact on the company's revenue mix from refranchising 205 partner drive-ins during fiscal 2009.  The company now receives franchise royalties from these refranchised drive-ins instead of partner drive-in sales.  To a lesser extent, the decline in revenues also included the effect of lower same-store sales on partner drive-in sales and franchise royalties.  Net income for the quarter was $6.2 million or $0.10 per diluted share, declining 13% and 17%, respectively, from $7.1 million or $0.12 per diluted share in the same quarter last year.

Same-Store Sales
For the first fiscal quarter ended November 30, 2009, system-wide same-store sales declined 6.5% versus a decrease of 3.6% for the same quarter last year.  The decline in system-wide same-store sales was composed of 6.0% lower same-store sales at franchise drive-ins and a 9.1% decline at partner drive-ins.

Development
System-wide drive-in openings totaled 25 in the first quarter, including 22 franchise drive-ins, versus 39 new drive-in openings during the first quarter of fiscal 2009, including 34 by franchisees.  Sonic continues to expect new drive-in openings to total approximately 115 to 125 for fiscal 2010, including 100 to 110 new franchise drive-ins.

Concluding Comments
"While conditions remain challenging for Sonic and the industry, we believe that, over time, product and service differentiation for value and premium offerings will help set Sonic apart from the majority of the quick-service industry," Hudson said.  "In 2010, we will continue to highlight our Everyday Value Menu as needed to deliver products at lower price points.  But we also will focus on providing a strong line-up of high-quality, distinctive food with a range of signature drinks, desserts and premium selections.  We believe these offerings will resonate with customers of all kinds and strengthen the Sonic brand to take advantage of improved consumer spending as the recession fades."

Fiscal 2010 Revised Outlook
Based on Sonic's first quarter results and the anticipation of a continued challenging economic and credit market environment, management anticipates earnings for 2010 will be flat versus fiscal 2009 earnings, as adjusted.  This expectation is primarily based on a projected decline in annual system-wide same-store sales of 4% to 6% for the fiscal year, reflecting expected improvement versus the current trend in the latter half of the year.  The company also anticipates a decline in restaurant-level margins associated with the decline in sales.

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Cowen Conference
Sonic also announced that it will participate in Cowen and Company's 8th Annual Consumer Conference, which takes place in New York, January 11-12.  Sonic's presentation is scheduled at 1:30 p.m. ET on Monday, January 11, 2010, and will be available to investors via a live audio webcast.  A link to the webcast can be found at the investor section of the company's website, www.sonicdrivein.com.  The event will be available for replay for a period of 30 days using the same link.

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's first quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until February 5, 2010.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

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SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended
	November 30,
	2009	2008
Income Statement Data
Revenues:
Partner Drive-In sales	$103,584	$153,047
Franchise Drive-Ins:
Franchise royalties	29,450	29,055
Franchise fees	692	1,171
Other	2,773	793
	136,499	184,066
Costs and expenses:
Partner Drive-Ins:
Food and packaging	28,671	42,424
Payroll and other employee benefits	34,325	49,863
Other operating expenses	24,966	34,523
	87,962	126,810

Selling, general and administrative	16,132	16,162
Depreciation and amortization	10,666	13,019
Provision for impairment of long-lived assets	--	414
	114,760	156,405

Income from operations	21,739	27,661

Interest expense	9,804	12,053
Interest income	(284)	(387)
Net interest expense	9,520	11,666
Income before income taxes	12,219	15,995
Provision for income taxes	3,877	5,039
Net income - including noncontrolling interest	8,342	10,956
Net income - noncontrolling interest	2,112	3,825
Net income - attributable to Sonic Corp.	$6,230	$7,131

Net income per share:
Basic	$0.10	$0.12
Diluted	$0.10	$0.12
Weighted average shares used in calculation:
Basic	61,086	60,459
Diluted	61,415	61,210

In accordance with Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51," net income
(after tax) attributable to noncontrolling interest, previously referred to as Minority Interest in Earnings of Partner Drive-Ins and reported on a pre-tax basis under Costs and Expenses-
Partner Drive-Ins, is now reported separately from the net income of the controlling interest also on a pre-tax basis.  The change in presentation has no effect on the company's reported net income.

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SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended
	November 30,
	2009	2008
Drive-Ins in operation:
Partner:
Total at beginning of period	475	684
Opened	3	5
Acquired from (sold to) franchisees	--	(8)
Closed	(2)	(1)
Total at end of period	476	680

Franchise:
Total at beginning of period	3,069	2,791
Opened	22	34
Acquired from (sold to) company	--	8
Closed (net of reopening)	(7)	(8)
Total at end of period	3,084	2,825

System-wide:
Total at beginning of period	3,544	3,475
Opened	25	39
Closed (net of reopening)	(9)	(9)
Total at end of period	3,560	3,505

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

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SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended
	November 30,
	2009	2008

Sales Analysis
Partner Drive-Ins:
Total sales	$103,584	$153,047
Average drive-in sales	218	226
Change in same-store sales	-9.1%	-6.6%

Franchise Drive-Ins:
Total sales	$786,344	$757,443
Average drive-in sales	255	270
Change in same-store sales	-6.0%	-2.9%

System-wide:
Change in total sales	-2.3%	1.2%
Average drive-in sales	$250	$262
Change in same-store sales	-6.5%	-3.6%

Note:  Change in same-store sales based on drive-ins open for at least 15 months.

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SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2009	2008
Margin Analysis (percentage of Partner Drive-In sales)
Partner Drive-Ins:
Food and packaging	27.7%	27.7%
Payroll and employee benefits	33.1%	32.6%
Other operating expenses	24.1%	22.6%
Costs of sales, as reported	84.9%	82.9%

Noncontrolling interest	2.0%	2.5%
Pro forma cost of sales, including noncontrolling interest	86.9%	85.4%

	November 30,	August 31,
	2009	2009
	(In thousands)
Balance Sheet Data
Total assets	$832,132	$849,041
Current assets	192,696	202,132
Current liabilities	111,151	117,319
Obligations under capital leases, long-term debt,
and other non-current liabilities	715,769	734,074
Stockholders' deficit	5,212	(2,352)

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